Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”) is dated December 28, 2012 (the “Effective Date”), by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company”) and Kerry J. Chauvin (the “Executive”).

WHEREAS, Executive has advised the Company of his desire to retire as the Company’s Chief Executive Officer and Chairman of the Company’s board of directors (the “Board”).

WHEREAS, the Company has offered, and the Executive has accepted, a consulting agreement to the Executive under which he will provide certain consulting and business services to the Company in order to assist the Company with an orderly transition, subject to the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT TERM

1.1   Employment.  Executive agrees to continue to serve as the Company’s Chairman and Chief Executive Officer on a full-time basis until December 31, 2012 (the “Retirement Date”).  The Company shall have the right at any time before the Retirement Date to notify the Executive that his continuing service as Chairman and Chief Executive Officer is no longer required, subject to the Company’s obligation to make the payments and provide the benefits set forth in this Agreement.

1.2   Devotion to Responsibilities.  Until the Retirement Date, Executive shall carry on his ordinary and customary duties.  In addition, the Executive shall assist the Company in effecting an orderly transition of his responsibilities to his successor and perform such other duties as may be reasonably requested by the Board.

ARTICLE II
CONSULTING PERIOD

2.1   Engagement and Term.  The Company hereby engages the Executive and the Executive hereby accepts engagement as a consultant, with such engagement to begin as of the day following the Retirement Date and continuing through December 31, 2015 (the “Consulting Period”).  The Company may opt to extend the Consulting Period for additional one-year periods by giving 60 days’ prior written notice to the Executive.  For avoidance of doubt, any reference in this Agreement to “Consulting Period” includes all period(s) of extension, if any.  The date the Consulting Period ends is referred to in this Agreement as the “Consulting Termination Date.”

2.2   Scope of Services and Duties.  During the Consulting Period, the Executive agrees to be reasonably available, either in person, by telephone, or via electronic mail to consult, advise, and assist in connection with such matters as the Company may reasonably request and as are within his area of expertise and prior experience.  The Executive agrees to devote such time as is reasonably necessary to effectively assist the Company with regard to these matters, which the parties expect shall not be less than ten hours per calendar month for the duration of the Consulting Period.  Within sixty (60) days of the end of the calendar year during the term of this Agreement, Executive agrees to furnish the Company with a record of all consulting services performed by Executive during the most recently completed calendar year, including information as to the time devoted by Executive to perform such services.  Executive agrees to provide the Company with such other information regarding Executive’s performance of consulting services under this Agreement as the Company may, from time to time, reasonably request.

2.3   Independent Contractor Status.  It is the intention of the parties to establish, during the Consulting Period, an independent contractor relationship and not an employer-employee relationship, partnership, or joint venture.  During the Consulting Period, the Executive shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible for or required to withhold any such taxes for or on behalf of the Executive.  Unless otherwise specifically agreed upon in writing, the Executive shall not have any authority during the Consulting Period to act as the Company’s agent for any purposes, or to otherwise incur any liability or obligation in the name or on behalf of the Company.

2.4   Compliance with Company Policies.  The Executive agrees that, during the Consulting Period, he will continue to comply with all company policies to the extent relevant to his activities, including but not limited to (a) the Code of Business Conduct and Ethics and (b) the Insider Trading Policy, which prohibits, among other things, trading in the Company’s securities while in possession of material nonpublic information.

2.5   Date of Separation from Service.  The parties agree that the level of services expected to be provided by the Executive during the Consulting Period shall not exceed the level of services permitted under Treasury Regulations § 1.409A-1(h)(1)(i) under which the Executive is presumed to have had a “Separation from Service” and shall not affect the date of the Executive’s “Separation from Service” from the Company, as such term is defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Retirement Date shall be the Executive’s date of Separation from Service.

ARTICLE III
COMPENSATION AND BENEFITS

3.1   Pre-Retirement Compensation and Benefits.  Executive’s salary and benefits shall remain unchanged through the Retirement Date.  In particular, Executive shall continue to be entitled to receive through the Retirement Date the same base salary that he was paid at the time that he entered into this Agreement.

3.2   2012 Bonus Payment.  Executive or his legal representatives shall be eligible to receive a bonus for the 2012 fiscal year (the “2012 Bonus”), which shall be paid out at such time as annual cash bonuses are paid to other senior executives and in accordance with the terms and conditions of the annual bonus plan.

3.3   Compensation and Benefits During the Consulting Period.

(a)   In consideration for the Executive’s services during the Consulting Period, the Company shall pay the Executive a monthly fee (the “Fee”) equal to six thousand six hundred and seventy dollars ($6,670.00).  The Company shall pay the Fee to Executive within 15 days of the end of the preceding calendar month.

(b)   During the Consulting Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by the Executive in performing consulting services, provided that such expenses are incurred under this Agreement and accounted for in accordance with policies and procedures established by the Company.

(c)   In the event that during the Consulting Period, the Executive is required to travel on Company business, he shall be entitled to travel at Company expense on a basis comparable to the basis on which he traveled before his retirement.  In addition, the Executive is permitted to use the Company airplane as needed to receive medical care, provided that the Company’s airplane is not otherwise reserved for Company use during that period.

3.4   Indemnification.  To the maximum extent provided by law, the Company shall indemnify and hold Executive harmless from all claims, actions, damages or losses relating in any way to the Executive’s provision of services hereunder.  The benefits provided herein are in addition to any rights to indemnification and defense, including any right to advancement of legal fees and expenses, as are provided to the Executive pursuant to the Company’s Articles of Incorporation and bylaws, and under Louisiana Business Corporation Law.

3.5   Post-Retirement Insurance.

Subject to any eligibility or participation requirements as may be established pursuant to the terms thereof, Executive shall be entitled to continue individual or family medical insurance coverage under the Company’s medical plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), provided a timely COBRA election is made.  The Agreement is not intended to extend the duration of health insurance coverage under the Company’s medical plan beyond the period provided for via COBRA.  The parties acknowledge that Executive intends to use a portion of the Fee to pay some or all of the cost of COBRA coverage under the Company’s medical plan, although Executive is not required to use any portion of the Fee for such purpose.  For example, Executive may also use the Fee to help cover the cost of Medicare, supplemental, individual, or such other coverage as Executive and his family may elect to purchase, or for any other purpose.

3.6   Restricted Stock.

(a)   Any shares of restricted stock previously granted to the Executive for which vesting is solely contingent upon continued service and that are not vested as of the Effective Date shall, without any further action on the part of any party, vest and all restrictions shall be lifted with respect to such shares of restricted stock as of the Effective Date.

(b)   To the extent this Section 3.6 changes the terms of restricted stock held by the Executive, this Section 3.6 shall be deemed to be an amendment to the incentive agreements between the Company and the Executive setting forth the terms of such incentives and shall form part of each such agreement.

ARTICLE IV
NONDISCLOSURE, NONSOLICITATION OF EXECUTIVES,
PROPRIETARY RIGHTS AND COMPETITION

4.1   Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)   “Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, its consolidated subsidiaries, and any joint ventures in which the Company participates (the “Gulf Island Group”), that as of the Retirement Date is not publicly known, whether or not marked confidential, including without limitation information relating to any (i) services, projects or jobs; (ii) estimating or bidding procedures; (iii) bidding strategies; (iv) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (v) trade secrets; (vi) marketing data, strategies, or techniques, (vii) financial reports, budgets, projections, and cost analyses; (viii) pricing information, codes, and analyses; (ix) employee lists; (x) customer records, customer lists, and customer source lists; (xi) confidential filings with any government agency; and (xii) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information shall not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Executive or breach by any other party of a confidentiality obligation owed to the Company).

(b)   “Restricted Business” means the business of providing fabrication, construction and maintenance services to the oil, gas, and marine industries.

4.2   Nondisclosure of Confidential Information.  The Executive shall hold in a fiduciary capacity and for the benefit of the Company all Confidential Information which shall have been obtained by the Executive during the tenure of Executive’s employment or consulting relationship (whether prior to or after the date of this Agreement) and shall use such Confidential Information solely in the good faith performance of his duties for the Company.  Until the second anniversary of the Consulting Termination Date, the Executive agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession.  In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, and if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

4.3   Limited Covenant Not to Compete.

(a)   The Executive agrees that from the Effective Date until the later of (i) three years from the Effective Date or (ii) the Consulting Termination Date (the “Restricted Period”), the Executive agrees that within any jurisdiction specified in Appendix A in which any member of the Gulf Island Group carries on the Restricted Business, so long as any member of the Gulf Island Group carries on a like line of business therein (collectively, the “Subject Areas”), the Executive will restrict his activities during the Restricted Period as follows:

(i)   The Executive will not, directly or indirectly, for himself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Restricted Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit the Executive from making passive investments as long as the Executive does not beneficially own more than 1% of the equity interests of a publicly-traded business enterprise engaged in the Restricted Business within any of the Subject Areas.  For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934.

(ii)   The Executive will not, directly or indirectly, for himself or others or in association with any other person, solicit any customer of the Restricted Business or of any member of the Gulf Island Group, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Gulf Island Group for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously-established relationship existing between such customer, supplier, licensee, or business relation and the Gulf Island Group.

(b)   The Executive agrees that he will from time to time upon the Company’s request promptly execute any supplement, amendment, restatement, or other modification of Appendix A as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix A and this Section 4.3.  Furthermore, the Executive agrees that all references to Appendix A in this Agreement shall be deemed to refer to Appendix A as so supplemented, amended, restated, or otherwise modified from time to time.

4.4   Non-solicitation.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, for himself or others or in association with any other person, make contact with any of the employees or independent contractors of the Gulf Island Group for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or for the purpose of inducing such persons to leave the employ of the Gulf Island Group or cease providing services to the Gulf Island Group, or otherwise to disrupt the relationship of such persons with the Gulf Island Group.  In addition, the Executive will not hire, on behalf of himself or any company engaged in the Restricted Business, any employee of the Gulf Island Group, whether or not such engagement is solicited by the Executive.  The provisions of this Section 4.4 shall automatically expire without any requirement of notice or other communication between the parties on the Consulting Termination Date.

4.5   Proprietary Rights.

(a)   The Executive agrees to and hereby does assign to the Company all his right, title, and interest in and to all inventions, business plans, work models, or procedures, whether or not patentable, which are made or conceived solely or jointly by him:

(i)   at any time during the term of his employment with the Company or during the Consulting Period, or

(ii)          with the use of time or materials of the Company.

(b)   The Executive agrees that, to a reasonable extent and through the Consulting Termination Date, he will communicate to the Company or its representatives all facts known to him about such proprietary information, sign all necessary instruments, make all necessary oaths, and generally, at the Company’s expense, do everything reasonably practicable (without expense to the Executive) to aid the Company in obtaining and enforcing proper legal protection for all such matters in all countries and in vesting title to such proprietary information in the Company.  At the Company’s request (during or after the term of this Agreement) and expense, the Executive will promptly execute a specific assignment of title to the Company, and perform any other acts reasonably necessary to implement the foregoing assignment.

4.6   Injunctive Relief; Other Remedies.  Executive acknowledges that a breach by Executive of Section 4.2, 4.3, 4.4, or 4.5 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law.  Accordingly, Executive agrees that, in the event of a breach by Executive of the provisions of Section 4.2, 4.3, 4.4, or 4.5, the Company shall be entitled to injunctive relief to prevent or curtail any such breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach of this Agreement by Executive, including without limitation the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach.  In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel the 2012 Bonus and any unpaid salary, bonus, or commissions otherwise outstanding at the time of such breach.  In particular, Executive acknowledges that the payments and benefits provided hereunder are conditioned upon Executive fulfilling any noncompetition and nondisclosure agreements and covenants contained in this Article IV.  In the event Executive shall at any time materially breach any noncompetition or nondisclosure agreements contained in this Article IV, the Company may suspend or eliminate payments under Article III during the period of such breach.  Executive acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Executive’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.  Nothing contained herein shall be deemed to impair the Executive’s right to indemnification provided to the Executive pursuant to the Company’s Articles of Incorporation, bylaws, or Louisiana Business Corporation Law.

4.7   Executive’s Understanding of this Article. Executive acknowledges that the definition of Restricted Business, as well as the geographic and temporal scope of the covenants contained in Article IV are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive, (ii) the nature and wide geographic scope of the operations of the Company and its subsidiaries, and (iii) Executive’s level of control over and contact with the business and operations of the Gulf Island Group.

ARTICLE V
WAIVERS AND RIGHT OF REVOCATION

5.1   Waiver and Release by Executive.  In consideration of the Company’s agreement to enter into and provide the terms of this Agreement, Executive hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims, and causes of action against the Company or any member of the Gulf Island Group (and their respective directors, officers, shareholders, employees, agents, insurers, assigns, predecessors, and successors), of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of the Executive’s execution and acceptance of this Agreement, arising or that could be asserted under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act and Older Worker Benefits Protection Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Equal Pay Act, 29 U.S.C. § 206 et seq.; Executive Order 11246 and its implementing regulations; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act; the Louisiana Employment Discrimination Law, La. R.S. 23:331 et seq.; the Louisiana penalty wage statute, La. R.S. § 631 and 632; federal or state immigrations laws; and any other statutes, laws, rules or regulations of the United States, the State of Louisiana or any other state in the United States or any ordinances of any locality which may have afforded the Executive a cause of action or a legal or equitable claim of any sort based on employment discrimination or his employment relationship with the Company or on any other theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims of unpaid bonuses, profit-sharing payments, wages, or compensation of any kind under any plan, policy, contract, agreement or practice, personal injury damages, wrongful or constructive discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, violation of public policy, whistle blowing, breach of contract, libel, slander, defamation, harassment of any kind, intentional infliction of emotional distress, retaliation or employment discrimination on the basis of age, race, color, religion, disability, national origin or sex or on the basis of filing a workers’ compensation claim, asserting or reporting a work-related injury or on the basis of or a cause of action or claim for recovery of back pay, front pay or any other type of wages, vacation pay, severance pay, health insurance, profit sharing benefits, retirement benefits, benefit under any employee benefit plan, unemployment insurance benefits, liquidated damages, punitive damages, compensatory damages, attorneys’ fees, interests, costs, and any other legally recoverable category of damages arising from or concerning, either directly or indirectly, the Executive’s employment with the Company.

5.2   Termination of Change of Control Agreement.  On the Retirement Date, the Change of Control Agreement between the Executive and the Company dated January 1, 2012 shall terminate, and all rights of the Executive thereunder shall be extinguished.  Between the Effective Date and the Retirement Date, the Executive, in the event of a change of control (as defined in the Change of Control Agreement), may choose to exercise his rights under either this Agreement or the Change of Control Agreement, but not both.

5.3   Review and Consultation.  It is understood and agreed that Executive has entered into and executed this Agreement voluntarily and that such execution by Executive is not based upon any representations or promises of any kind made by the Company or any of its representatives except as expressly recited in this Agreement.  Executive further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by the Company to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent that he desires.  Executive also agrees and acknowledges that the consideration provided under this Agreement is in addition to any other payments, benefits, or other things of value to which he is entitled, including, but not limited to, payment of accrued vacation, rights under benefit plans of the Company (including, but not limited to, any earned but deferred amounts (bonus bank)) or rights under the Company’s Articles of Incorporation, or bylaws as in effect as of the date of this Agreement and that he would not be entitled to any of the consideration provided under this Agreement in the absence of his execution and acceptance of this Agreement.

5.4   Right of Revocation.  Executive shall have seven (7) days following the execution of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective, and no payments shall be made hereunder, until the expiration of such seven-day period.  Any such revocation of this Agreement must be communicated in writing and delivered in person or by fax to the Company as specified in Section 6.2 not later than the close of business on the seventh (7th) day following the Executive’s execution of this Agreement.  Otherwise, such revocation shall be of no force or effect.

ARTICLE VI
MISCELLANEOUS

6.1   Binding Effect; Successors.

(a)   This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under this Agreement, or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b)   This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will, the laws of descent and distribution, or succession.

6.2   Notices.  All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally-recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:
Gulf Island Fabrication, Inc.
567 Thompson Road
Houma, Louisiana  70363
Attention:  Roy “Buddy” Breerwood
Email:  rbreerwood@gifinc.com

with a copy to:
Allen E. Frederic, III
Jones Walker LLP
201 St. Charles Ave., Suite 5100
New Orleans, Louisiana  70170-5100
Email:  afrederic@joneswalker.com

If to the Executive, to:
Kerry J. Chauvin
265 Renee Denise Court
Theriot, LA  70397

or such other address as to which any party hereto may have notified the other in writing.

6.3   Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Louisiana (without regard to any choice of law principles which might otherwise require the application of the law of another jurisdiction).  The parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder, including, but not limited, to any action for injunctive relief for the breach of any covenant under Article IV of this Agreement, shall be brought in state or federal court in Terrebonne Parish, Louisiana, and further that such venue shall be the exclusive venue for resolving any such disputes.  The parties consent to personal jurisdiction in state or federal court in Terrebonne Parish, Louisiana, and further waive any objection they may have as to such venue.

6.4   Withholding.  The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated under plans in which the Executive participates.

6.5   Amendment, Waiver.  No provision of this Agreement may be modified, amended, or waived except by an instrument in writing signed by both parties.

6.6   Waiver of Breach.  The waiver or ratification by either party of a breach of this Agreement shall not be construed as a waiver or ratification of any subsequent breach by either party to this Agreement.

6.7   Remedies Not Exclusive.  No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

6.8   Company’s Reservation of Rights.  The Executive acknowledges and understands that the Executive serves at the pleasure of the board of directors and that the Company has the right at any time to terminate the Executive’s status as an Executive of the Company, or to change or diminish his status, including during the Consulting Period, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

6.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.10        Company’s Representations.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm, or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

6.11        Entire Agreement.  Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

6.12        Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable.  The covenants in this Agreement are severable and separate, including within provisions, subparts, or portions thereof, and the unenforceability of any specific covenant, provision, or subpart in this Agreement is not intended by either party to, and shall not, affect the provisions of any other covenant in this Agreement.  If any court determines that the terms and conditions of this Agreement, including but not limited to the scope, time, or territorial restrictions set forth in Article IV, are unreasonable as applied to Executive, the parties hereto acknowledge their mutual intention and agreement that the offending provision, subparts, or portions therefore be reformed to comply with any applicable law, and the remaining provisions and restrictions be enforced to the fullest extent permitted by law.

6.13   Section 409A.  The Agreement is intended to comply with the provisions of Section 409A and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation or premium interest under Section 409A.  In the event the parties determine that this Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and Executive agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest.  Notwithstanding the foregoing, the Executive acknowledges and agrees that any and all tax liabilities of the Executive arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A.  No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.

(Signature page(s) follows)

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Effective Date.

GULF ISLAND FABRICATION, INC.

By:	/s/ John P. Laborde
John P. Laborde
Chair, Compensation Committee

EXECUTIVE:

/s/ Kerry J. Chauvin
Kerry J. Chauvin

APPENDIX A
SUBJECT AREAS

Parishes of the State of Louisiana

Acadia
Allen
Ascension
Assumption
Avoyelles
Beauregard
Calcasieu
Cameron
East Baton Rouge
East Feliciana
Evangeline
Iberia
Iberville
Jefferson
Jefferson Davis
Lafayette
Lafourche
Livingston
Orleans
Plaquemines
Pointe Coupee
Rapides
St. Bernard
St. Charles
St. Helena
St. James
St. John the Baptist
St. Landry
St. Martin
St. Mary
St. Tammany
Tangipahoa
Terrebonne
Vermillion
Washington
West Baton Rouge
West Feliciana

Jurisdictions Outside Louisiana

Texas Counties:
Harris
Sabine
Orange
Jefferson
Chambers
Galveston
Montgomery
Brazoria
Matagorda
Jackson Calhoun
Victoria
Aransas
Kleberg
San Patricio
Nueces
Kenedy
Willacy
Cameron
Dallas
Tarrant
Johnson
Ellis

Florida Counties:
Broward
Dade
Palm Beach
St. John’s
Duval
Manatee
Pinellas
Hillsborough
Escambia
Okaloosa
Santa Rosa

Alabama Counties:
Mobile
Baldwin

Mississippi Counties:
Hancock
Harrison
Jackson
Pearl River

The parties acknowledge and agree that Gulf Island Fabrication, Inc. is a company with extensive worldwide operations and it is the parties intent that the noncompetition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the parties intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Executive would seek to provide services similar to those provided to Gulf Island Fabrication, Inc. to a company in competition with Gulf Island Fabrication, Inc. in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the noncompetition covenant is enforceable.